EXHIBIT 10.1
EMPLOYMENT AGREEMENT

This employment agreement (this "Agreement"), dated as of July 31, 2003 (the "Effective Date"), is made by and between Local Area Yellow Pages, Inc./Telava, a Nevada corporation (the "Company"), and Baldwin Yung (the "Executive") (each, a "Party" and together, the "Parties").

WHEREAS, the Executive is currently employed as a Chief Executive Officer of the Company; and Acting Chief Financial Officer

WHEREAS, the Parties wish to establish the terms of the Executive's continued employment by the Company;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

  1.          POSITION/DUTIES.

(a)               During the Employment Term (as defined in Section 2 below), the Executive shall serve as a Chief Financial Officer of the Company. In this capacity the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other reasonable duties and responsibilities as the Board of Directors of the Company (the "Board") shall designate. The Executive shall report directly to the Board. The Executive shall obey the lawful directions of the Board and shall use his diligent efforts to promote the interests of the Company and to maintain and promote the reputation thereof.

(b)               During the Employment Term, the Executive shall use his best efforts to perform his duties under this Agreement and shall devote all of his business time, energy and skill in the performance of his duties with the Company. The Executive shall not during the Employment Term (except as a representative of the Company or with consent in writing of the Board) be directly or indirectly engaged or concerned in any other business activity. Notwithstanding the foregoing provisions, the Executive is not prohibited from (1) participating in charitable, civic, educational, professional or community affairs or serving on the board of directors or advisory committees of non-profit entities, and (2) subject to Section 9(b) hereof, managing his and his family's personal investments, in each case, provided that such activities in the aggregate do not materially interfere with his duties hereunder.

(c)               Effective as of the Effective Date, the Company agrees to defend, protect, indemnify and hold the Executive harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation (collectively, "Losses") that the Executive may suffer or incur as a result of or relating to (1) any action that the Executive takes at the direction of the Company's board of directors, on behalf of the Company as the Chief Financial Officer of the Company during the Employment Term, or (2) any cause of action, suit or claim brought or made against the Executive by a third party, including a governmental authority and arising solely by virtue of the Executive's position as the Chief Financial Officer of the Company during the Employment Term.

  2.            EMPLOYMENT TERM AND PROBATIONARY PERIOD. Except for earlier termination as provided in Section 6, the Executive's employment under this Agreement shall be for a two-year term commencing on the Effective Date and ending on July 31, 2003 (the "Initial Term"). Subject to Section 6, the Company shall have the option, at its sole discretion, of extending the Initial Term for additional terms of successive two-year periods (the "Additional Terms") subject to the Company's delivery of a 30-day written notice to the Executive prior to the expiration of the Initial Term or each such Additional Term. The Initial Term and any Additional Term shall be referred to herein as the "Employment Term." The probationary period of this employment agreement is 3 months, commencing on July 31, 2003 and ending on July 31, 2005.

3.              BASE SALARY. The Company agrees to pay to the Executive a monthly base salary of $7,000, payable in accordance with the regular payroll practices of the Company.

4.              BONUS PLAN: STOCK OPTION AWARDS. During the Initial Term, the Executive shall be eligible to receive a bonus or an option to purchase shares of the Company's common stock, par value $0.001 per share, having an aggregate value to be determined by the Board, commencing after completion of the probationary period. Such option shall vest in quarterly portions over the Initial Term, with the first portion vesting at the end of the probationary period and the final portion vesting on the last day of the Initial Term. If the employment term is terminated by the Company for Cause, or by the Executive with Good Reason, then, the Company shall issue the stock option to Executive vested when employed pro-rated of the actual employment term.

5.               TERMINATION. The Executive's employment and the Employment Term shall terminate on the first of the following to occur:

(a)                Disability. The thirtieth (30 th ) day following written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, "Disability" shall mean a determination by the Company in accordance with applicable law that due to a physical or mental injury, infirmity or incapacity, the Executive is unable to perform the essential functions of his job with or without accommodation for 180 days (whether or not consecutive) during any 12-month period.

(b)                Death. Automatically on the date of death of the Executive.

(c)                Cause. Immediately upon written notice by the Company to the Executive of a termination for Cause. "Cause" shall mean, as determined by the Chief Executive Officer (or its designee) (1) conduct by the Executive in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (2) the wilful misconduct of the Executive; (3) the wilful and continued failure of the Executive to perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (4) the commission by the Executive of any felony (or the equivalent under the law of the People's Republic of China) (other than traffic-related offenses) or any crime involving moral turpitude; (5) violation of any material policy of the Company or any material provision of the Company's code of conduct, employee handbook or similar documents; or (6) any material breach by the Executive of any provision of this Agreement or any other written agreement entered into by the Executive with the Company.

(d)                Without Cause. On the thirtieth (30th) day following written notice by the Company to the Executive of an involuntary termination without Cause, other than for death or Disability.

(e) Good Reason. On the sixtieth (60 th ) day following written notice by the Executive to the Company of a termination for Good Reason. "Good Reason" shall mean, without the express written consent of the Executive, the occurrence of any the following events unless such events are cured (if curable) by the Company within fifteen days following receipt of written notification by the Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below: any material reduction or diminution (except temporarily during any period of incapacity due to physical or mental illness) in the Executive's title, authorities, duties or responsibilities or reporting requirements with the Company.

6.             CONSEQUENCES OF TERMINATION.

(a)               Disability. Upon termination of the Employment Term because of the Executive's Disability, the Company shall pay or provide to the Executive (1) any unpaid Base Salary and any accrued vacation through the date of termination; (2) any unpaid Annual Bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (3) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (4) all other payments or benefits to which the Executive may be entitled under the terms of any applicable employee benefit plan, program or arrangement (collectively, "Accrued Benefits").

(b)                Death. Upon the termination of the Employment Term because of the Executive's death, the Executive's estate shall be entitled to any Accrued Benefits.

(c)                Termination for Cause. Upon the termination of the Employment Term by the Company for Cause or by either party in connection with a failure to renew this Agreement, the Company shall pay to the Executive any Accrued Benefits.

(d)                Termination without Cause or for Good Reason. Upon the termination of the Employment Term by the Company without Cause or by the Executive with Good Reason, the Company shall pay or provide to the Executive (1) the Accrued Benefits, and (2) subject to the Executive's execution (and non-revocation) of a general release of claims against the Company and its affiliates in a form reasonably requested by the Company, (A) continued payment of his Base Salary for two (2) months after termination, payable in accordance with the regular payroll practices of the Company, but off the payroll; and (B) payment of the Executive's cost of continued medical coverage for two (2) months after termination (subject to the Executive's co-payment of the costs in the same proportion as such costs were shared immediately prior to the date of termination). 1 Payments provided under this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company.

7.              NO ASSIGNMENT. This Agreement is personal to each of the Parties. Except as provided below, no Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party hereto; provided, however, that the Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

8.              NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered by hand, (2) on the date of transmission, if delivered by confirmed facsimile, (3) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (4) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown on the records of the Company

If to the Company:

Local Area Yellow Pages, Inc./Telava c/o Management.
353 Sacramento Street, Suite 1500 San Francisco, California, 94111

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.             PROTECTION OF THE COMPANY'S BUSINESS.

(a)               Confidentiality. The Executive acknowledges that during the course of his employment by the Company (prior to and during the Employment Term) he has and will occupy a position of trust and confidence. The Executive shall hold in a fiduciary capacity for the benefit of the Company and shall not disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, except (i) as in good faith deemed necessary by the Executive to perform his duties hereunder, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that shall have become public or known in the Company's industry other than by the Executive's unauthorized disclosure, or (v) to the Executive's spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive's tax, financial and other personal planning (each an "Exempt Person"), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 10(a) by the Executive. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not disclosed by the Company and that was learned by the Executive in the course of his employment by the Company, including, but not limited to, any proprietary knowledge, trade secrets, data and databases, formulae, sales, financial, marketing, training and technical information, client, customer, supplier and vendor lists, competitive strategies, computer programs and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.

(b)                Non-Competition. During the Employment Term and for the one-year period following the termination of the Executive's employment for any reason (the "Restricted Period"), the Executive shall not, directly or indirectly, without the prior written consent of the Company, provide employment (including self-employment), directorship, consultative or other services to any business, individual, partner, firm, corporation, or other entity that competes with any business conducted by the Company or any of its subsidiaries or affiliates on the date of the Executive's termination of employment or within one year of the Executive's termination of employment in the geographic locations where the Company and its subsidiaries or affiliates engage or propose to engage in such business (the "Business"). Nothing herein shall prevent the Executive from having a passive ownership interest of not more than 2% of the outstanding securities of any entity engaged in the Business whose securities are traded on a national securities exchange.

( c )                     Non-Solicitation of Employees. The Executive recognizes that he possesses and will possess confidential information about other employees of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its subsidiaries and affiliates. The Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries and affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company. The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, (i) solicit or recruit any employee of the Company or any of its subsidiaries or affiliates (a "Current Employee") or any person who was an employee of the Company or any of its subsidiaries or affiliates during the twelve (12) month period immediately prior to the date the Executive's employment terminates (a "Former Employee") for the purpose of being employed by him or any other entity, or (ii) hire any Current Employee or Former Employee.

(d)                Non-Solicitation of Customers. The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, solicit or attempt to solicit (i) any party who is a customer or client of the Company or its subsidiaries, who was a customer or client of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive's employment terminates or who is a prospective customer or client that has been identified and targeted by the Company or its subsidiaries for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, or (ii) any supplier or vendor to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or vendor.

(e)               Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries ("Company Property"). During the Employment Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under this Agreement. When the Executive's employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

(f)               Non-Disparagement. Executive shall not, and shall not induce others to, Disparage the Company or its subsidiaries or affiliates or their past and present officers, directors, employees or products. "Disparage" shall mean making comments or statements to the press, the Company's or its subsidiaries' or affiliates' employees or any individual or entity with whom the Company or its subsidiaries or affiliates has a business relationship which would adversely affect in any manner (1) the business of the Company or its subsidiaries or affiliates (including any products or business plans or prospects), or (2) the business reputation of the Company or its subsidiaries or affiliates, or any of their products, or their past or present officers, directors or employees.

(g)               Cooperation. Subject to the Executive's other reasonable business commitments, following the Employment Term, the Executive shall be available to cooperate with the Company and its outside counsel and provide information with regard to any past, present, or future legal matters which relate to or arise out of the business the Executive conducted on behalf of the Company and its subsidiaries and affiliates, and, upon presentation of appropriate documentation, the Company shall compensate the Executive for any out-of-pocket expenses reasonably incurred by the Executive in connection therewith.

(h)                Equitable Relief and Other Remedies. The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section 10 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened or attempted breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In addition, without limiting the Company's remedies for any breach of any restriction on the Executive set forth in this Section 10, except as required by law, the Executive shall not be entitled to any payments set forth in Section 7(d) hereof if the Executive has breached the covenants applicable to the Executive contained in this Section 10, the Executive will immediately return to the Company any such payments previously received under Section 7(d) upon such a breach, and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 7(d).

(i)              Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state. The Executive acknowledges that the restrictive covenants contained in this Section 10 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

(j)              Survival of Provisions. The obligations contained in this Section 10 shall survive in accordance with their terms the termination or expiration of the Executive's employment with the Company and shall be fully enforceable thereafter.

10.               INDEMNIFICATION. The Executive shall be indemnified to the extent permitted by the

Company's organizational documents and to the extent required by law.

11.               SECTION HEADINGS AND INTERPRETATION. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. Expressions of inclusion used in this agreement are to be understood as being without limitation.

14.               SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15.               COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

16.               GOVERNING LAW AND VENUE. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any Party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defence or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. IN ADDITION, THE PARTIES AGREE TO WAIVE A TRIAL BY JURY.

17.               ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

18.              WAIVER AND AMENDMENT. No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either Party at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19.               WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

20.               AUTHORITY AND NON-CONTRAVENTION. The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder.

21.               COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

22.               TERMINATION OF EXCHANGE AGREEMENT. In the event that the consummation of the Acquisition does not occur and the Exchange Agreement terminates pursuant to its term, the terms of employment contained herein shall be null and void, or if the Executive's employment with the Company terminates prior to the consummation of the Acquisition, the terms contained herein shall be null and void unless the Company agrees otherwise, in its sole discretion.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Local Area Yellow Pages. Inc./ Telava Board of Directors:

By:	/s/ Dr. Dicken Yung
Dr. Dicken Yung
Title: Chairman of the Board

EXECUTIVE

By:	/s/ Baldwin Yung
Baldwin Yung
Title: Chief Executive Officer/ Acting Chief Financial Officer